                                                                 Exhibit (10)(y)


[SUNDSTRAND CORPORATION LETTERHEAD]


                                                 September 22, 1997

Mr. Richard M. Schilling
1637 Coachman Drive
Rockford, Illinois  61107

Dear Dick:

     The purpose of this letter agreement is to set forth terms and conditions relating to certain aspects of your retirement from Sundstrand Corporation (the "Company") effective December 31, 1997. Your signing below will indicate your agreement with the provisions of this letter agreement, which supersedes all prior negotiations, understandings and agreements and constitutes the entire agreement between the Company and you, with both parties intending to be legally bound and acknowledging that modifications hereto may be made only in writing.

     Your execution of this letter agreement will acknowledge your election to retire effective December 31, 1997 (the "Retirement Date"). You will continue to serve in your current capacities as Vice President and General Counsel and Secretary of the Company for the remainder of 1997 or until a successor is named by the Company, whichever is earlier. If your service in those capacities ends earlier than December 31, 1997, you will still remain an employee of the Company through December 31, 1997 with full continuation of your benefits including accrued vacation and with continuation of your salary at the rate provided for by this letter agreement. At the time requested by the Company, you will announce, in a manner reasonably designated by the Company, your intention to retire on December 31, 1997. Effective as of the Retirement Date, you will resign from all offices, directorships and other positions you hold with the Company and its subsidiaries and affiliates (collectively, with the Company, the "Companies"), and you will thereafter receive all retiree and other benefits to which you are entitled under the applicable terms and conditions of all of the compensation and benefit plans, programs and arrangements of the Companies, including but not limited to retiree medical benefits and payment, in accordance with the terms of deferral, of any compensation previously deferred by you. Your restricted stock awards and your stock option awards will fully vest on December 31, 1997 without any further approval or other action being required, and the continued exercisability of your stock options will be governed by the relevant plans as applicable to retirees. You will be paid $116,566 in February 1998, representing your bonus earned in 1997 (from which the Company will withhold federal and state income taxes and applicable payroll taxes).

     As additional post-retirement benefits, the Company will reimburse you for expenses which you incur in 1998 for (i) income tax return preparation and tax and financial planning services, up to a limit of $4,700 and (ii) physical examinations for you and your wife,

Mr. Richard M. Schilling
September 22, 1997
Page 2

including transportation and other expenses, in accordance with the policies of the Company which are in effect for 1998 for executive physical examinations.

     During the post-retirement period from January 1, 1998 through June 30, 1999, you will remain available to consult with the Company regarding matters as to which you have special knowledge or experience, including litigation matters which are pending as of the time of your retirement. Those consulting services will not require more than 20 hours of working time from you during any calendar month, and the specific scheduling of your consulting will be as reasonably agreed upon between you and the Company. In addition, during the months of January, February and March, 1998, the Company will provide you with up to eight hours per month of secretarial support. That support will be provided by Marie Lynch, and the specific scheduling of her work for you will be subject to her availability.

     In connection with your transition to retirement, you will not receive additional awards of restricted stock or stock options during the rest of 1997. In addition, your travel on behalf of the Company (including your use of the Company airplane) will be as approved in advance by the Chief Executive Officer of the Company. Finally, your salary for the period from September 27, 1997 through December 31, 1997 will be reduced to $2,800 per biweekly pay period, but that reduction will be offset by compensation included in the monthly payments described in the following paragraph.

     As consideration for the consulting services referred to above and for the release and the noncompetition covenant set forth in this letter agreement, the Company will make an initial payment in the amount of $70,000 on January 2, 1998 and thereafter an additional eighteen (18) monthly payments at the beginning of each month in the amount of $25,000 each, commencing with the month of January 1998 and ending with the month of June 1999; provided that if at any time prior to receipt of such a monthly payment you have materially breached any of the terms of this letter agreement, you shall not be entitled to any further monthly payments; and provided further that you shall be entitled to notice of any breach and offered 30 days in which to cure said breach. If you fail to cure said breach within said 30 days, your remaining payments shall be forfeited. Any dispute as to whether a breach has occurred shall be subject to determination by a court of competent jurisdiction.

     If, not later than November 30, 1997, you elect in writing to receive your pension benefits from the Company not as a lump sum payable in January 1998 but as a monthly retirement benefit (with a joint and survivor feature) commencing in July 1999, (i) the amount of the monthly payments to be made to you as described in the preceding paragraph of this letter agreement will be $29,250 instead of $25,000 and (ii) the Company will pay you a supplemental monthly retirement benefit (with a joint and survivor feature) in the amount of $781.86, commencing in July 1999. If you elect to receive your pension benefits as a lump sum payable in January 1998, the Company will pay you a supplemental monthly retirement benefit (with a joint and survivor feature) in the amount of $176.05, commencing in July 1999. Either of such supplemental monthly retirement benefits shall be payable for the

Mr. Richard M. Schilling
September 22, 1997
Page 3

period you would have otherwise received a regular monthly pension payment under the terms of the pension plan.

     You acknowledge that the payment of taxes with respect to any payments or benefits provided by the Company is your sole responsibility, whether or not income taxes are withheld by the Company, and you agree to hold the Company harmless from any obligation in connection therewith, including interest and penalties.

     You acknowledge that you have been a senior executive officer of the Company and (i) are privy to and have knowledge of trade secrets and other Confidential Information (defined below), (ii) have developed long term personal relationships with many of the Companies' customers as a result of your employment with the Company, and (iii) have occupied a position of trust and confidence with respect to the Companies' customers and Confidential Information. For purposes of this letter agreement, "Confidential Information" shall mean trade secrets and confidential or proprietary information regarding designs, inventions, existing and proposed new products, processes, techniques, testing and servicing procedures, know how, programs, equipment, prototypes, costs, margins and pricing structures, business plans, projections, market analyses and marketing plans, sales figures and customer relationships, customer lists, confidential manufacturing and financial data and any other information regarding the Companies not generally known or a matter of public knowledge or available from other sources without restrictions and not bound to any obligation of confidentiality to the Company. You also acknowledge that the Companies conduct their business worldwide and that your duties and responsibilities have been worldwide.

     You agree that during the period beginning on the date hereof and ending two years from the Retirement Date you will not directly or indirectly influence or attempt to influence any of the Companies' customers or prospective customers in a manner to divert or attempt to divert business away from the Companies. In addition, you agree that for the period aforestated you will not own, manage, operate, participate in, perform services for or otherwise carry on, assist or be connected with any business engaged in the design, development, manufacture and/or sale of products or services competitive with any of the present products or services of the Companies, without the prior written consent of the Company's Chief Executive Officer, which consent will not be unreasonably withheld; provided, however, that you may own, directly or indirectly, solely as an investment, publicly traded securities of any company as long as you do not participate in the management of that company and you do not, directly or indirectly, own more than one percent (1%) of any class of securities of that company.

     You agree that from and after the date hereof you will not, without the written consent of the Company's Chief Executive Officer, disclose to others any trade secrets or other Confidential Information of which you have knowledge. The foregoing notwithstanding, you agree at all times to comply with the terms and conditions of that certain "Employee Patent

Mr. Richard M. Schilling
September 22, 1997
Page 4

and Confidential Information Agreement" previously executed by you. You also agree to turn over to the Company on the Retirement Date all copies of documents and other written, printed or graphic matter and computer materials in your possession or control that relate to the Companies' business.

     You agree not to divulge or to disclose, without prior written permission from the Company's Chief Executive Officer, at any time in the future any information concerning the terms of this letter agreement unless required by court process or order of court or otherwise as required by law; provided, however, that you may disclose such information, on a confidential basis, to members of your immediate family, your attorneys, your tax advisers, and/or your financial and estate advisers. In view of the positions you held with the Companies, you agree to favorably promote the Companies, their management and businesses in your dealings with third parties and, to that end, you further agree not to engage in any conduct harmful to the Companies or their employees or businesses and not to publish or otherwise make any statement which is critical of the Companies, their employees or their businesses or products.
The Company agrees to direct its officers elected by its Board of Directors not to make disparaging remarks about you.

     You hereby unconditionally release and forever discharge the Companies and their divisions and their directors, officers, employees and agents, and their respective predecessors, successors, heirs, personal representatives and assigns, from any and all actions, claims, rights, lawsuits, damages and expenses (including attorneys' fees) of any kind, known or unknown, fixed or contingent, liquidated or unliquidated, in law or in equity, and whether arising from tort, statute or contract, which you or your heirs or personal representatives now have, or have ever had, arising from your employment and other relationships with the Companies; provided, however, that this release and discharge does not apply to any rights or claims arising under this letter agreement or under any benefit plan of the Company in which you are a vested participant. This release and discharge includes a waiver of any claim you may have under local, state or federal law, including but not limited to the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, in each case as amended, (the "ADEA") and the law of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, breach of contract, wrongful discharge, implied contracts or implied covenants of good faith, or fair dealing, and any other statute, authority or law. You agree not to sue the Company or any of the other released entities or persons with respect to claims covered by the foregoing release. You also agree that the additional compensation which is referred to in the third, sixth and seventh paragraphs of this letter agreement will be payable to you only if you execute and deliver to the Company on or after the Retirement Date a waiver and release in the form attached hereto as Exhibit A.

     By signing below, you acknowledge your understanding that conduct contrary to the provisions of this letter agreement on your part will constitute a breach of this letter

                                                                EXHIBIT (10)(Y)



Mr. Richard M. Schilling
September 22, 1997
Page 5

agreement by you which is likely to cause irreparable harm to the Company. Therefore, you hereby acknowledge and agree that, in the event of a breach of this letter agreement by you, damages constitute an inadequate remedy at law and that the Company shall be entitled to specific performance of the terms of this letter agreement, attorneys fees and/or injunctive relief. This letter agreement shall be construed in accordance with the laws of the State of Illinois (other than its conflicts of laws principles) applicable to contracts made and to be performed entirely within Illinois, and you and the Company agree that courts in Illinois shall have personal jurisdiction over both parties in any lawsuit with respect to this letter agreement or your employment and other relationships with the Companies, and venue for any such suit shall lie in any state or federal court in the City of Rockford, Illinois. You acknowledge and agree that you would not otherwise be entitled to receive from the Company the consideration set forth in the third, sixth and seventh paragraphs of this letter agreement but for the agreement of the Company herein to provide such consideration. You also acknowledge and agree that this letter agreement is not in connection with an exit incentive, early retirement, or other employment termination program offered to a group or class of employees.

     As to your release and waiver of rights under the ADEA, you acknowledge that you are hereby advised to consult with an attorney prior to executing this release and have been given a period of 21 days within which to consider its terms. You further acknowledge being informed that for a period of 7 days following your execution of this letter agreement, you have the right to revoke said document and that it shall not become effective or enforceable until such revocation period has expired.

                                 Very truly yours,

                                 SUNDSTRAND CORPORATION

                                 /s/ Robert H. Jenkins

                                 Robert H. Jenkins
                                 President and Chief Executive Officer


I have read and agree to the terms and conditions stated above.

Date:   September 22  , 1997

                                 /s/ Richard M. Schilling
                                 Richard M. Schilling

                                   EXHIBIT A

                               WAIVER AND RELEASE

FOR VALUE RECEIVED, I, Richard M. Schilling, in connection with that certain letter agreement by and between Sundstrand Corporation (the "Company") and myself, dated September 22, 1997, with respect to my retirement from employment with the Company (the "Letter Agreement"), do hereby agree as follows:

1. Release

   (a) I hereby unconditionally release and forever discharge the Company and its subsidiaries and affiliates (collectively, with the Company, the "Companies") and their divisions and their directors, officers, employees and agents, and their respective predecessors, successors, heirs, personal representatives and assigns, from any and all actions, claims, rights, lawsuits, damages and expenses (including attorneys' fees) of any kind, know or unknown, fixed or contingent, liquidated or unliquidated, in law or in equity, and whether arising from tort, statute or contract, which I or my heirs or personal representatives now have, or have ever had, arising from my employment and other relationships with the Companies. This includes a waiver of any claim I may have under local, state or federal law, including but not limited to the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, in each case as amended, (the "ADEA") and the law of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, breach of contract, wrongful discharge, implied contracts or implied covenants of good faith, or fair dealing, and any other statute, authority or law; provided, however, the foregoing release shall not apply to any claim relating to my rights and benefits under the Letter Agreement or under any benefit plan of the Company in which I am a vested participant.

   (b) I also acknowledge and agree that by entering into the Letter Agreement and executing this waiver and release I can never make claim or demand upon or sue the Companies or any of the other released entities or persons with respect to claims covered by the foregoing release.

2. Representations and Warranties

   I hereby represent and warrant that: (a) I have no pending claims against the Companies (or any of the other released entities or persons covered by the foregoing release) with any municipal, state, federal or other governmental or nongovernmental entity; and (b) that I will not file any such claims with respect to any events occurring on or before the date hereof, other than to enforce the Letter Agreement.

3. Acknowledgment

   (a) I hereby acknowledge that: (i) the Company has given me adequate time to review and consider this waiver and release; (ii) that the Company has advised, and does hereby in writing advise, me to consult with an attorney before signing this waiver and release; (iii) that I have read this waiver and release in its entirety; (iv) that I have had ample opportunity to confer with my own attorney for assistance and advice concerning this waiver and release; (v) that I understand the terms of this waiver and release;
   (vi) that I understand that the terms of this waiver and release are legally enforceable; (vii) that I have entered into this waiver and release freely and voluntarily and was in no manner coerced into signing it; (viii) that neither this waiver and release nor the discussion and negotiation leading to it are or were, in any manner, discriminatory; and (ix) that I was, and hereby am, encouraged to discuss any questions, problems, or issues concerning this waiver and release with the Company before signing it.

   (b) I acknowledge that it is my intent that my waiver with regard to ADEA fully comply with the Older Workers Benefit Protection Act, and, accordingly, I further acknowledge and agree that: (i) the compensation and benefits to which I am entitled as a result of the Letter Agreement exceed in nature and scope those which I otherwise would have been entitled to receive; (ii) I have been given at least twenty-one (21) days within which to consider this waiver and release (but I may sign this waiver and release and return it to the Company before the end of those twenty-one (21) days if I elect to do so); and (iii) I have the right to revoke this waiver and release in full within seven (7) calendar days after my execution hereof and that after such time this waiver and release shall become enforceable and irrevocable.

4. Continued Applicability of Letter Agreement

   Notwithstanding this waiver and release, the terms of the Letter Agreement are and remain valid, binding and in full force and effect.



       Dated:  ___________________________  _____________________________
                                            Richard M. Schilling